Exhibit (6)(a)

ARTICLES OF INCORPORATION

MONY LIFE INSURANCE COMPANY OF AMERICA

The articles of incorporation are completely amended to read as follows:

1. Name. The name of the corporation is MONY Life Insurance Company of America.

2. Purpose. The purpose for which this corporation is organized is the transaction of business as a domestic life and disability insurer pursuant to the provisions of Title 20, Arizona Revised Statutes and the transaction of any and all lawful business for which corporations may be incorporated under Arizona law.

3. Initial Business. The corporation initially intends to conduct the business of a domestic life and disability insurer.

4. Authorized Capital. The corporation shall have authority to issue 5,000,000 shares of common stock, par value $1.00 per share.

5. Statutory Agent. The name and address of the statutory agent of the corporation is L and R Service Co., 100 West Washington Street, Suite 2200, Phoenix, Arizona 85003.

6. Present Directors and Officers. The present board of directors consists of nine directors. The persons who are to serve as directors until the next annual meeting of shareholders or until their successors are elected and qualify, and their addresses, are:

Richard T. Borah                 ADDRESSES FOR ALL DIRECTORS:

Samuel C. Cantor

Robert L. Lindsay               1740 BROADWAY

Gordon E. Perry                  NEW YORK, NEW YORK 10019

Henry S. Romaine

Lewis P. Roth

Floyd L. Smith

John J. Whittle

Homer G. Wood

The number of persons to serve on the board of directors thereafter shall be fixed by the By-Laws.

7. Annual Meeting. The annual meeting of shareholders of the corporation shall be held on such date each year as shall be specified in the By-Laws or by resolution of the board of directors, and if not so specified, then the second Tuesday in June of each year, or on the next succeeding day if such day be after a holiday.

8. Principal and Other Places of Business. The principal place of business of the corporation shall be located at Phoenix, Maricopa County, Arizona, but the corporation shall be authorized to transact business and maintain places of business in all the other counties of the State of Arizona and elsewhere throughout the world.

9. Indebtedness Limitations. There shall not be any limitations on the corporation’s indebtedness.

10. Assessment. The stock of the corporation shall not be liable to assessment, except as provided by Article 14, Section 11 of the Constitution of the State of Arizona.

11. Incorporators. The incorporators of the corporation, and their addresses, were:

A.F. Russell

2040 E. Willetta

Phoenix, Arizona

J.H. Gordon

2007 North 49th Street

Phoenix, Arizona

D.J. Fotinos

4520 North 11th Ave., Apt. D

Phoenix, Arizona

M.M. Poet

74 W. Moreland

Phoenix, Arizona

Charles G. Bentzin

730 West Coronado

Phoenix, Arizona

Volkswagen Insurance Company,

  an Arkansas Corporation

4144 Lindell Blvd.

St. Louis, Missouri

12. Distributions from Capital Surplus. The board of directors of the corporation may, from time to time, distribute on a pro rata basis to its shareholders out of the capital surplus of the corporation a portion of its assets, in cash or property, but only to the extent that such surplus exceeds the surplus required to be maintained by a domestic life and disability insurer.

13. Indemnification of Officers, Directors, Employees, and Agents. Subject to the further provisions hereof, the corporation shall indemnify any and all of its existing and former directors, officers, employees and agents against all expenses incurred by them and each of them, including but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court. Indemnification shall be made by the corporation whether the legal action brought or threatened is brought by or in the right of the corporation or by any other person. Whenever such director, officer, employee or agent shall report to the president of the corporation or the chairman of the board of directors that he or she has incurred or may incur expenses, including but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed by him or her while acting within the scope of his or her employment as a director, officer, employee or agent of the corporation, the board of directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, determine in good faith whether, in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. If the board of directors determines in good faith that such person did not act, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent in regard to the matter involved in the action or contemplated action, indemnification shall be mandatory and shall be automatically extended as specified herein; provided, however, that no such indemnification shall be available with respect to liabilities under the Securities Act of 1933, and, provided further, that the corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action.

14. Repurchase of Shares. Provided that the capital stock is not thereby reduced to an amount less than the minimum required to be maintained by a domestic life and disability insurer, the board of directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation, but only to the extent that such surplus exceeds the surplus required to be maintained by a domestic life and disability insurer.

15. Perpetual Existence. The existence of the corporation shall be perpetual.